Exhibit 99.1





Company Contact:                            Investor Relations Contacts:
Bioenvision, Inc.                           The PR Consulting Group, Inc.
David P. Luci                               Stephanie Olijnyk
(212) 750-6700                              solijnyk@prcg.com
davidluci@bioenvision.com                   (212) 683-8100
www.bioenvision.com


               BIOENVISION REPORTS 2005 YEAR-END FINANCIAL RESULTS

NEW YORK, N.Y., October 12, 2005 - Bioenvision (NASDAQ NM:BIVN) today announced financial results for the fiscal year ended June 30, 2005. Highlights of the year and the fourth quarter include:

    o Patient enrollment completed in a Phase II clinical trial for treatment of chronic hepatitis C with Virostat
    o Patient enrollment commenced in Phase II pre-menopausal and Phase IV post-menopausal advanced breast cancer trials with Modrenal
    o   Public offering Bioenvision stock raised $56.4 million
    o   Revenues increased 50.0%

Prior to the fourth quarter of 2005, we tested for impairment our methylene blue intangibles acquired in connection with the Pathagon acquisition and determined that, based on our assumptions, the sum of the expected future cash flows, undiscounted and pertaining solely and exclusively to approved indications, exceeded the carrying value of its long-lived assets and therefore we did not recognize an impairment. At June 30, 2005, we estimated that our undiscounted future cash flows, again relating solely and exclusively to approved uses of methylene blue, were less than the carrying value. As a result, we recognized a non-cash impairment loss of $5,276,000, equal to the difference between the estimated future cash flows for approved uses of methylene blue, discounted at an appropriate rate, and the carrying amount of the asset.

"We have made considerable progress in developing our product portfolio over the past 12 months and now have multiple products in clinical trials," commented Christopher B. Wood, M.D., chairman and chief executive officer of Bioenvision. "We have submitted a Marketing Authorization Application, the European
equivalent of a U.S. New Drug Application, with the European Medicines Evaluation Agency (EMeA) for European approval of clofarabine in relapsed or refractory pediatric acute leukemia. We anticipate an opinion from the EMeA in the immediate future, which is our next important clofarabine-related milestone."

Dr. Wood continued, "In addition, we are currently selling our second product, Modrenal(R), in the United Kingdom using our own sales force. Modrenal(R) is approved in the U.K. for the treatment of post-menopausal advanced breast cancer and the Company has initiated the filing process for mutual recognition in the E.U. on a country-by-country basis. In addition to these approved cancer therapeutics, the Company has completed enrollment of a Phase II clinical trial with Virostat for the treatment of Hepatitis C.

"We were delighted to have reported in the past quarter good results from the ongoing clinical studies of clofarabine in pediatric and adult acute leukemia trials. These encouraging results, to date, compare favorably to those reported in the Phase II pivotal trial, which led to FDA approval of clofarabine for the treatment of relapsed/refractory pediatric Acute Lymphoblastic Leukemia (ALL). We expect to use these data to support our current Marketing Authorization Application in Europe for pediatric leukemia. It also offers an encouraging sign for our adult AML trial."

For the three months ended June 30, 2005 and 2004, Bioenvision recorded revenues of $991,000 and $1.3 million, respectively. This decrease of 26.3% is due to a decrease in license and royalty revenue of $350,000 and R&D contract revenue of $250,000 offset by an increase in product sales of $247,000. The decrease in R&D contract revenue is due to the Company's exclusion of approximately $1.1 million of revenues. However, based upon the provisions in the contract with our co-development partner, these revenues, if not paid, can be offset by future royalty earnings from European sales.

SG & A expenses for the three months ended June 30, 2005 and 2004 were approximately $3.3 million and $2.0 million, respectively. This increase of 64.6% is due both to an increase in costs associated with an increase in head count in both the New York and Edinburgh offices and increases in consulting and legal fees due to the expansion of regulatory and investor relations initiatives, and the restatement of the Company's financial statements included in the Company's 2004 annual report on Form 10-KSB

Research and development costs for the three months ended June 30, 2005 were $4.9 million, compared with $2.3 million for the three months ended June 30, 2004. This increase of 110.0% is due to costs primarily associated with the increased development activities and ongoing clinical trials for clofarabine for pediatric leukemia in Europe, adult AML (Acute Myeloid Leukemia) and Virostat for ongoing, multi-center investigator sponsored Phase II clinical trials being conducted in Egypt and Southern Europe.

Net loss available to shareholders was $14.2 million, or $0.35 per share for the three months ended June 30, 2005, compared with net loss available to shareholders of $3.1 million, or $0.13 per share for the three months ended June 30, 2004.

For the years ended June 30, 2005 and 2004, Bioenvision recorded revenues of $4.7 million and $3.1 million, respectively. This increase of 50.0% is due to an increase in license and royalty revenue of $449,000, product sales of $611,000, and research and development contract revenue of $489,000. The decrease in R&D contract revenue is due to the Company's exclusion of approximately $1.1 million of revenues. However, based upon the provisions in the contract with our co-development partner, these revenues, if not paid, can be offset by future royalty earnings from European sales.

SG & A expenses for the years ended June 30, 2005 and 2004 were approximately $10.2 million and $9.1 million, respectively. This increase of 12.1% is due both to an increase in costs associated with an increase in head count in both the New York and Edinburgh offices and increases in consulting and legal fees due to the expansion of regulatory and investor relations initiatives, and the restatement of the Company's financial statements included in the Company's 2004 annual report on Form 10-KSB

Research and development costs for the years ended June 30, 2005 were $10.9 million, compared with $4.9 million for the year ended June 30, 2004. This increase of 123.1% is due to costs primarily associated with the increased development activities and ongoing clinical trials for clofarabine for pediatric leukemia in Europe, adult AML (Acute Myeloid Leukemia) and

Virostat for ongoing, multi-center investigator sponsored Phase II clinical trials being conducted in Egypt and Southern Europe.

Net loss available to shareholders was $24.7 million, or $0.72 per share for the year ended June 30, 2005, compared with net loss available to shareholders of $11.5 million, or $0.57 per share for the year ended June 30, 2004.

Bioenvision had cash and cash equivalents and short-term investments at June 30, 2005 of $64.1 million, compared with $18.9 million at June 30, 2004. The increase in the cash position is due to the public offering of 7.5 million shares of common stock in February 2005, which raised $56.4 million in net proceeds to the Company.

Conference Call

Bioenvision management will host a conference call to discuss these results today at 8:00 a.m. EDT. To participate in the live call by telephone, please dial 877-825-5811 from the U.S. and Canada or 973-582-2767_ from outside the U.S. A telephone replay of the call will be available beginning at 10:00 a.m. EDT September 27 until 11:59 p.m. EDT October 3rd by dialing 877-519-4471 or 973-341-3080 and entering reservation number 6517269.

Those interested in listening to the conference call live via the Internet may do so by visiting Bioenvision's web site at www.bioenvision.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software. A replay will be available on the Web site for 14 days.

About Bioenvision

Bioenvision's primary focus is the acquisition, development and distribution of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Clofarabine (in co-development with Genzyme Corporation), Modrenal(R) (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products in clinical trials. Bioenvision is also developing anti-infective technologies, including the OLIGON technology; an advanced biomaterial that has been incorporated into various FDA approved medical devices. For more information on Bioenvision please visit our Web site at www.bioenvision.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.

                               (Tables to follow)

                       BIOENVISION, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                      June 30,                 June 30,
                                                                        2005                     2004
                                                                    ------------             ------------
                ASSETS
Current assets
   Cash and cash equivalents                                        $ 31,407,533             $ 18,875,675
   Restricted cash                                                       290,000                  290,000
   Short-term securities                                              32,746,948                        -
   Accounts receivable (less allowances for bad debts of
   $869,220 and $0, respectively)                                      1,785,779                2,627,773
   Inventory                                                             277,908                        -
   Other current assets                                                  342,628                  253,311
                                                                     -----------              -----------
       Total current assets                                           66,850,796               22,046,759

  Property and equipment, net                                            279,778                   47,857
  Intangible assets, net                                               8,252,936               14,563,660
  Goodwill                                                             1,540,162                1,540,162
  Security Deposits                                                      209,665                   79,111
  Deferred costs                                                       3,656,798                3,893,295
                                                                     -----------              -----------

       Total assets                                                 $ 80,790,135             $ 42,170,844
                                                                     ===========              ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities
   Accounts payable                                                 $  1,602,267             $  1,495,866
   Accrued expenses and other current liabilities                      4,581,444                1,322,584
   Accrued dividends payable                                              56,404                   90,141
   Deferred revenue                                                      498,607                  551,828
                                                                         -------                  -------

       Total current liabilities                                       6,738,722                3,460,419

  Deferred revenue                                                     7,437,598                7,909,598
                                                                     -----------              -----------

       Total liabilities                                              14,176,320               11,370,017
                                                                     -----------              -----------
Stockholders' equity
   Convertible Preferred stock - $0.001 par value; 20,000,000 shares authorized; 2,250,000 and 3,341,666 shares issued
   and outstanding at June 30, 2005 and June 30, 2004,
   respectively (liquidation preference $6,750,000 and
   $10,024,998, respectively)                                              2,250                    3,342
   Common stock - $0.001 par value; 70,000,000 shares
   authorized;  40,558,948 and 28,316,163 shares issued and
   outstanding at
   June 30, 2005 and June 30, 2004, respectively                          40,559                   28,316
   Additional paid-in capital                                        128,946,717               68,517,702
   Deferred compensation                                                (145,646)                (223,990)
   Accumulated deficit                                               (62,331,005)             (37,664,141)
   Accumulated other comprehensive income                                100,940                  139,598
                                                                     -----------              -----------

        Stockholders' equity                                          66,613,815               30,800,827
                                                                     -----------              -----------

        Total liabilities and stockholders' equity                  $ 80,790,135             $ 42,170,844
                                                                     ===========              ===========

                       BIOENVISION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    Year ended
                                                                                     June 30,

                                                                                2005           2004
                                                                              --------       --------
Revenue
     License and royalty revenue                                          $  1,463,326      1,014,717
     Product sales                                                             611,346              -
     Research and development contract revenue                               2,576,502      2,087,497
                                                                         -------------    -----------

Total revenue                                                                4,651,174      3,102,214

Costs and expenses
Cost of products sold (including royalty expense of $524,755 for
the year ended June 30, 2005)                                                  921,262              -
Research and development                                                    10,894,925      4,882,574
Provision for bad debts                                                        869,220              -
Selling, general and administrative                                         10,181,711      9,082,420
     (includes stock based compensation expense of $793,761 and
     $3,491,252 for the years ended June 30, 2005 and 2004,
     respectively)
Depreciation and amortization                                                1,438,517      1,348,064
Loss on impairment                                                           5,276,162              -

Total costs and expenses                                                    29,581,797     15,313,058
                                                                          ------------   ------------

Loss from operations                                                       (24,930,623)   (12,210,844)

Interest income (expense)
     Interest and finance charges                                              (79,484)             -
     Interest income                                                           747,322         99,763
                                                                          ------------   ------------

Net loss before income tax benefit                                         (24,262,785)   (12,111,081)

Income tax benefit                                                                   -      1,459,814
                                                                          ------------   ------------

Net loss                                                                   (24,262,785)   (10,651,267)

Cumulative preferred stock dividend                                           (404,079)      (856,776)
                                                                          ------------   ------------

Net loss available to common stockholders                                 $(24,666,864)  $(11,508,043)
                                                                          ============   ============

Basic and diluted net loss per share of common stock                      $      (0.72)          (.57)
                                                                          ============   ============

Weighted-average shares used in
computing basic and diluted
net loss per share of common stock
                                                                            34,042,391     20,257,482
                                                                          ============   ============